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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934

                                 BancTec, Inc.
            (Exact name of registrant as specified in its charter)

                Delaware                                  75-1559633
(State of incorporation or organization)      (IRS Employer Identification No.)

4435 Spring Valley Road
Dallas, Texas                                             75244-3704
(Address of principal executive offices)                  (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                Name of each exchange on which
         to be so registered:               each class is to be registered:

         Common Stock                       The New York Stock Exchange
         ($.01 par value)

     If this Form related to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. /_/

     If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. /_/

     Securities to be registered pursuant to Section 12(g) of the Act:

                                     None






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Item 1.     Description of Registrant's Securities to be Registered.
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     BancTec's authorized capital stock presently consists of 46,000,000 shares divided into two classes: (i) 45,000,000 shares of Common Stock, par value $.01 per share ("BancTec Common Stock"), and 1,000,000 shares of Preferred Stock, par value $.01 per share ("BancTec Preferred Stock"). As of December 8, 1995, 20,150,771 shares of BancTec Common Stock were outstanding.

     BancTec Common Stock. Holders of BancTec Common Stock have no preemptive rights and are entitled to one vote for each share held on each matter submitted to a vote of stockholders. Cumulative voting for the election of Directors is not permitted, which means that the holders of a majority of the outstanding shares of BancTec Common Stock can elect all of the Directors. Subject to the prior payment of any dividends on any outstanding shares of BancTec Preferred Stock, sinking fund payments or any other requirements for the purchase or redemption of the Preferred Stock, the holders of BancTec Common Stock are entitled to receive ratably such dividends as may be declared by BancTec's Board out of funds legally available therefor. On any liquidation of BancTec, and after paying or adequately providing for the payment of all of its obligations and amounts to which the holders of any outstanding shares of Preferred Stock are entitled, the remainder of the assets of BancTec shall be distributed pro rata to the holders of BancTec Common Stock.

   BancTec Preferred Stock. The BancTec Restated Certificate of Incorporation authorizes the issuance of 1,000,000 shares of Preferred Stock, par value $.01 per share. No BancTec Preferred Stock is currently outstanding and BancTec has no present plans to issue BancTec Preferred Stock. The BancTec Board has authority to issue the authorized BancTec Preferred Stock in one or more series, each series to have such designation and number of shares as the BancTec Board may fix prior to the issuance of any shares of such series. Each series may have such preferences and relative, participating, optional or other special rights, with such qualifications, limitations or restrictions of the preferential rights as are stated in the resolution or resolutions providing for the issue of the series of the Preferred Stock as may be adopted from time to time by the BancTec Board prior to the issuance of any shares of such series. Depending upon the terms established by the BancTec Board for any series of BancTec Preferred Stock, such BancTec Preferred Stock may limit the rights of holders of shares of BancTec Common Stock.

Item 2.     Exhibits.
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     Listed below are exhibits filed as part of this Registration Statement.

                                     NONE

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                                   SIGNATURE
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     Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                              BANCTEC, INC.
                                              (Registrant)

Date: December 22, 1995                       By:    /s/ Tod V. Mongan
                                                 -------------------------------
                                                         Tod V. Mongan
                                                      Senior Vice President

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